EXHIBIT 10.36

MURPHY OIL CORPORATION
TIME-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT

Time-Based Restricted Stock Unit Award Number [[GRANTNUMBER]]	Name of Grantee [[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]	Number of Restricted Stock Units Subject to this Grant [[SHARESGRANTED]]

This Time-Based Restricted Stock Unit Award (this “Award”) is granted on and dated [[GRANTDATE]] (the “Grant Date”), by Murphy Oil Corporation, a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2025 Long-Term Incentive Plan (the “Plan”), subject to the provisions set forth herein and in the Plan. Any terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

1. The Company hereby grants to the individual named above (the “Grantee”) an Award of Time-Based Restricted Stock Units each equal in value to one share of Common Stock (collectively, the “Units”). This Award constitutes a right to receive Shares in the future and does not represent any current interest in the Shares subject to this Award.

2. This Award is subject to the following vesting and time lapse restrictions:

(a) In accordance with the Plan, this Award will fully vest on the third anniversary of the Grant Date (the “Vesting Date”) and Shares will be issued, less any Shares deducted for applicable withholding taxes, within the 60-day period following such vesting date; provided that, except as set forth in Sections 2(c), 2(d) and 2(e) below, the Grantee is employed by the Company on the Vesting Date; provided further, that this Award shall not vest whenever the delivery of Shares under it would be a violation of any applicable law, rule or regulation.

(b) In the event that the Grantee’s employment terminates any time prior to the Vesting Date, except as set forth in Sections 2(c), 2(d) and 2(e) below, he or she will forfeit this Award.

(c) Except as set forth in Section 2(d) below, in the event of the Grantee’s death or Normal Termination (other than a termination for Cause or when grounds for Cause exist) prior to the Vesting Date, any then outstanding Units pursuant to this Award shall vest on the date of such termination in a pro-rated amount determined by multiplying the number of Units granted by a fraction, the numerator of which is the number of months in the period beginning on the Grant Date and ending on the last day of the month in which the Grantee terminates employment, and the denominator of which is the total number of months in the Restricted Period. The Grantee (or his/her beneficiary) will be paid his/her Shares, less any Shares deducted for applicable withholding taxes, as soon as reasonably practicable within the 60-day period following the date of the Grantee’s termination of employment.

(d) In the event of the Grantee’s termination of employment (other than a termination for Cause or when grounds for Cause exist) when the Grantee is (i) Retirement Eligible and (ii) (x) is 60 years or older and has ten (10) or more continuous years of service as an Employee or (y) is 65 years or older and has five (5) or more continuous years of service as an Employee, any then outstanding and unvested Units pursuant to this Award shall vest in full on the date of Grantee’s termination of employment. The Grantee will be credited with one year of service following each full year of employment for purposes of this section; provided, that, any years of service accrued prior to a break in service will not count towards the determination if the break in service was more than twelve (12) months in duration. Partial years of service, including partial years of prior service, will not be recognized and will not count towards such determination of years of service for purposes of this section. The Grantee will be paid his/her Shares, less any Shares deducted for applicable withholding taxes, as soon as reasonably practicable within the 60-day period following the date of the Grantee’s termination of employment.

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(e) Notwithstanding anything to the contrary herein, this Award will fully vest and one hundred percent (100%) of the Units granted will be deemed to be earned as of the date of the Grantee’s Qualifying Termination of Employment. “Qualifying Termination of Employment” means the termination of the Grantee’s employment within the two-year period immediately following a Change in Control (x) by the Company or any of its affiliates without Cause or (y) by the Grantee for Good Reason. Shares will be issued as soon as reasonably practicable within the 60-day period following the date of the Grantee’s Qualifying Termination of Employment, less any Shares deducted for applicable withholding taxes.

(f) For purposes of this Agreement, “Cause” means the occurrence of any of the following:

(i) Any act or omission by the Grantee which constitutes a material willful breach of the Grantee’s obligations to the Company or any of its affiliates or the Grantee’s continued and willful refusal to substantially perform satisfactorily any duties reasonably required of the Grantee, which results in material injury to the interest or business reputation of the Company or any of its affiliates and which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of the Grantee’s incapacity due to physical or mental illness) within thirty (30) days after written notification thereof to the Grantee by the Company; provided that no act or failure to act on the Grantee’s part shall be deemed willful unless done or omitted to be done by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Company or its affiliates;

(ii) The Grantee’s commission of any dishonest or fraudulent act, which has caused or may reasonably be expected to cause a material injury to the interest or business reputation of the Company or any of its affiliates;

(iii) The Grantee’s plea of guilty or nolo contendere to or conviction of a felony under the laws of the United States or any state thereof or any other plea or confession of a similar crime in a jurisdiction in which the Company or any of its affiliates conducts business; or

(iv) The Grantee’s commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements.

(g) For purposes of this Agreement, “Good Reason” means the occurrence of any of the following:

(i) Any material diminution in the Grantee’s title, status, position, the scope of duties assigned, responsibilities or authority, including the assignment to the Grantee of any duties, responsibilities or authority in any manner adverse to the Grantee or inconsistent with the duties, responsibilities and authority assigned to the Grantee prior to a Change in Control;

(ii) Any reduction in the Grantee’s base salary, annual target cash bonus opportunity or long-term incentive award opportunity immediately prior to a Change in Control;

(iii) A relocation of more than fifty (50) miles from the location of the Grantee’s principal job location or office prior to a Change in Control; or

(iv) Any other action or inaction that constitutes a material breach by the Company or any of its affiliates of any employment or similar agreement pursuant to which the Grantee provides services to the Company or any of its affiliates;

EXHIBIT 10.36

provided, that the Grantee provides the Company with a written notice of termination indicating the Grantee’s intent to terminate his or her employment for Good Reason within ninety (90) days after the Grantee becoming aware of any circumstances set forth above, that the Grantee provides the Company with at least thirty (30) days following receipt of such notice to remedy such circumstances, and, if the Company fails to remedy such circumstances during such thirty (30) day period, that the Grantee terminates his or her employment no later than sixty (60) days after the end of such thirty (30) day period.

3. In the event of any relevant change in the capitalization of the Company subsequent to the Grant Date and prior to the issuance of Shares underlying the Units, the number of Units may be equitably adjusted pursuant to the Plan to reflect that change.

4. This Award is not assignable except as provided under the Plan in the case of death and is not subject in whole or in part to attachment, execution or levy of any kind.

5. The Grantee shall have no voting rights with respect to Shares underlying the Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

6. The Grantee shall not be eligible to receive any dividends or other distributions paid with respect to the Units during the Restricted Period. An amount equivalent to these dividends and/or other distributions shall be paid to the Grantee upon and subject to the issuance of Shares and payment of this Award. Any such payment (unadjusted for interest) shall be made in whole Shares, valued as of the date that this Award vests in accordance with Section 2 above, subject to applicable withholding taxes.

7. The Grantee hereby acknowledges and agrees that the Grantee and the Award are subject to the terms and conditions of Section 21 (Clawback) of the Plan. Without limiting the foregoing sentence, by accepting this Award and the benefits provided hereunder, the Grantee hereby acknowledges and agrees that the Grantee, this Award, any other award granted to the Grantee under the Plan and any other incentive-based compensation (including any equity-based awards or cash-based awards) provided to the Grantee shall be subject to the Murphy Oil Corporation Compensation Recoupment Policy (as may be amended from time to time, the “Recoupment Policy”) or any other clawback or recoupment arrangements or policies the Company has in place from time to time, in each case, subject to the terms and conditions thereof. Accordingly, the Grantee agrees and acknowledges that this Award, any other award granted to the Grantee under the Plan and any other incentive-based compensation provided to the Grantee (as well as any other payments or benefits derived from such amounts, including any Shares issued or cash received upon vesting, exercise or settlement of any such awards or sale of Shares underlying such awards), which may include awards and other incentive-based compensation provided to the Grantee prior to the date of this Agreement, may be subject to forfeiture, cancellation and/or recoupment in accordance with the terms of the Recoupment Policy or such other applicable clawback or recoupment arrangements or policies.

8. Awards granted under the Plan and pursuant to this Agreement are intended to satisfy or be exempt from the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income taxes, thereunder. In accordance with the terms of the Plan, if the Grantee is deemed to be a “specified employee” under Section 409A at the time of such Grantee’s “separation from service” (as defined in Section 409A), and any amount with respect to an Award is “deferred compensation” subject to Section 409A, any distribution of such amount that otherwise would be made to such Grantee with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Grantee’s incurring interest or additional tax under Section 409A. If the Award is “deferred compensation” subject to Section 409A and provides for payment (or the acceleration of a payment date) upon the disability of the Grantee, such amounts shall only be paid (or such payment date shall only be accelerated) to the extent the Grantee’s disability meets the requirements for “disability” within the meaning of Section 1.409A-3(i)(4) of the Treasury Regulations. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. In the case of any Award which is to be paid out when vested and is intended to qualify as an exempt “short term deferral” under Section 409A, such payment shall be made as soon as administratively feasible after the Award became vested, but in no event shall such payment be made later than 2-1/2 months after the end of the calendar year

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in which the Award became vested unless otherwise permitted under the exemption provisions of Section 409A.

9. The Plan and this Agreement are administered by the Compensation Committee. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the terms and provisions of the Plan shall control. The Compensation Committee has the full authority and discretion to interpret and administer the Plan consistent with the terms and provisions of the Plan.

Attest:                         Murphy Oil Corporation

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